Exhibit 99.1

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
1/24/06	Investors:	Mary Kay Shaw, 630-623-7559
	Media:	Anna Rozenich, 630-623-7316

McDONALD’S REPORTS STRONG FOURTH QUARTER AND 2005 OPERATING RESULTS

OAK BROOK, IL — McDonald’s Corporation today announced strong operating results for the fourth quarter and year ended December 31, 2005. The Company reported diluted earnings per share of $0.48 for the quarter and $2.04 for the year, reflecting positive comparable sales and higher margin dollars.

McDonald’s reported the following fourth quarter highlights:

•	Revenues increased 4% (6% in constant currencies) driven by a 4.2% global comparable sales increase.

•	Diluted earnings per share were $0.48 compared with $0.31 for fourth quarter 2004.*

Full year 2005 highlights include:

•	Revenues reached a record high of over $20 billion and increased 7% (6% in constant currencies). Global comparable sales rose 3.9%.

•	Diluted earnings per share were $2.04 compared with $1.79 for full year 2004.*

•	The Company repurchased $1.2 billion of its common stock and increased the annual dividend 22% per share to nearly $850 million.

* See Key Highlights – Consolidated table following for a discussion of the items impacting these results.

Chief Executive Officer Jim Skinner commented, “In 2005, McDonald’s marked its third year of meaningful progress under the Plan to Win. Our customers rewarded us by visiting our contemporary, reimaged restaurants more often to enjoy our broad range of quality menu choices along with our convenience and branded affordability.

“Our System’s relentless focus on the customer and alignment behind the Plan to Win delivered strong operating results for the fourth quarter and full year. Our performance reflects the ongoing strength of our U.S. business where we continue to leverage our convenience and build upon the successful initiatives launched over the past few years, including appealing menu additions, extended operating hours and cashless payment options. We are well positioned in the U.S. to continue our momentum in 2006.

“In Europe, we increased customer traffic and posted solid comparable sales of 2.6% for the year. Strong results in France and Russia as well as improvements in Germany contributed to operating performance. We will continue to build on our momentum in this important area of the world by strengthening our connection with customers through improved communication of our product quality, brand relevance and commitment to balanced, active lifestyles.

“We remain committed to maintaining fiscal discipline and enhancing shareholder value. In 2005, we increased our annual dividend by 22% per share, nearly tripling the payout since 2002. We also announced plans to return to shareholders $5 billion to $6 billion through dividends and share repurchases during 2006 and 2007, combined. Given our strong balance sheet and cash position, we plan to repurchase about $1 billion of McDonald’s stock in first quarter 2006.

“We plan to invest $1.8 billion of capital this year primarily related to opening 800 new McDonald’s restaurants and our reimaging efforts around the globe to keep the brand relevant. Our capital expenditure plans reflect our ongoing commitment to investing in markets with solid returns as well as future growth potential.

“As we begin 2006, our average annual long-term growth targets remain: Systemwide sales and revenue growth of 3% to 5%, annual operating income growth of 6% to 7%, and annual returns on incremental invested capital in the high teens. We are intensely focused on our customers and our restaurants. Our System is aligned to deliver long-term profitable growth for our shareholders.”

KEY HIGHLIGHTS – CONSOLIDATED

Dollars in millions, except per common share data

Quarters ended December 31,	2005	2004	% Inc	Currency Trans Benefit / (Loss)	% Incr Excl Currency Trans

Revenues	$5,234.6	$5,010.3	4	$(98.4)	6
Operating income	935.5	617.3	52	(34.3)	57
Net income	608.5	397.9	53	(20.1)	58
Net income per common share—diluted**	0.48	0.31	55	(0.01)	58

Years ended December 31,

Revenues	$20,460.2	$19,064.7	7	$238.3	6
Operating income	4,021.6	3,540.5	14	11.3	13
Net income	2,602.2	2,278.5	14	0.8	14
Net income per common share—diluted***	2.04	1.79	14	—	14

**	The fourth quarter 2005 earnings per share growth rate of 58 percent, excluding translation, was positively impacted 37 percentage points due to:

•	$0.015 per share asset impairment charges, primarily in South Korea, in 2005

•	2004 earnings per share were impacted by the following items, which net to expense of $0.14 per share:

–	$0.08 per share expense related to the lease accounting correction

–	$0.08 per share goodwill and asset impairment charges primarily in South Korea

–	$0.02 per share benefit related to the sale of the Company’s interest in a U.S. real estate partnership

•	Fourth quarter 2004 earnings excluded $0.03 per share pro forma share-based compensation expense. (1)

***	The earnings per share growth rate of 14 percent for the year ended December 31, 2005 was positively impacted 5 percentage points due to:

•	2005 earnings per share were impacted by the following items which net to a benefit of $0.06 per share:

–	$0.09 per share of incremental tax expense related to the Company’s decision to repatriate foreign earnings under the Homeland Investment Act

–	$0.14 per share tax benefit primarily due to a favorable audit settlement of the Company’s 2000-2002 U.S. tax returns

–	$0.01 per share net benefit primarily related to the conversion of an international market to a developmental licensee and reversal of certain restructuring liabilities partly offset by asset impairment charges primarily in South Korea

•	2004 earnings per share were impacted by the following items which net to expense of $0.13 per share:

–	$0.08 per share expense related to the lease accounting correction

–	$0.09 per share goodwill and asset impairment charges primarily in South Korea

–	$0.02 per share benefit related to the sale of the Company’s interest in a U.S. real estate partnership, which enabled the Company to release a valuation allowance related to certain capital loss carryforwards and resulted in an additional $0.02 per share tax benefit.

•	Results for the year ended December 31, 2004 excluded $0.11 per share pro forma share-based compensation expense. (1)

(1)	Pro forma stock compensation expense was $0.11 per share for 2004, as disclosed in our 2004 Form 10-K, and $0.08 for the first nine months of 2004, as disclosed in the applicable Form 10-Q. Accordingly, pro forma stock compensation expense for the fourth quarter of 2004 was $0.03 per share.

THE FOLLOWING DEFINITIONS APPLY TO THESE TERMS AS USED THROUGHOUT THIS RELEASE

Comparable sales represent sales at all McDonald’s restaurants in operation at least thirteen months including those temporarily closed, excluding the impact of currency translation. Some of the reasons restaurants may be closed include road construction, reimaging or remodeling, and natural disasters such as hurricanes. Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

Information in constant currency is calculated by translating current year results at prior year average exchange rates.

Systemwide sales include sales at all restaurants, including those operated by the Company, franchisees and affiliates.

FORWARD-LOOKING STATEMENTS

This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. A list of the factors that could cause actual results to differ materially from those expressed in, or underlying, our forward-looking statements are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports.

RELATED COMMUNICATIONS

McDonald’s Corporation will broadcast its investor conference call live over the Internet at 10:30 a.m. Central Time on January 24, 2006. For access, go to www.investor.mcdonalds.com. An archived replay of this webcast will be available for a limited time.

See Exhibit 99.2 in the Company’s Form 8-K filing for supplemental information related to the Company’s results for the quarter and year ended December 31, 2005.

The Company plans to release January 2006 sales information on Wednesday, February 8, 2006.

McDONALD’S CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF INCOME

Dollars and shares in millions, except per common share data			Inc / (Dec)

Quarters ended December 31,	2005	2004	$	%

Revenues
Sales by Company-operated restaurants	$3,940.3	$3,764.1	176.2	5
Revenues from franchised and affiliated restaurants	1,294.3	1,246.2	48.1	4

TOTAL REVENUES	5,234.6	5,010.3	224.3	4

Operating costs and expenses
Company-operated restaurant expenses	3,352.5	3,200.6	151.9	5
Franchised restaurants–occupancy expenses	254.5	258.2	(3.7)	(1)
Selling, general & administrative expenses	615.6	551.4	64.2	12
Impairment and other charges, net	22.0	277.1	(255.1)	(92)
Other operating expense, net	54.5	105.7	(51.2)	(48)
Total operating costs and expenses	4,299.1	4,393.0	(93.9)	(2)

OPERATING INCOME	935.5	617.3	318.2	52

Interest expense	91.4	90.5	0.9	1
Nonoperating (income), net	(6.2)	(46.4)	(40.2)	(87)
Income before provision for income taxes	850.3	573.2	277.1	48
Provision for income taxes	241.8	175.3	66.5	38

NET INCOME	$608.5	$397.9	210.6	53

NET INCOME PER COMMON SHARE-DILUTED	$0.48	$0.31	0.17	55

Weighted average common shares outstanding-diluted	1,275.7	1,280.9

McDONALD’S CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF INCOME

Dollars and shares in millions, except per common share data			Inc /(Dec)

Years ended December 31,	2005	2004	$	%

Revenues
Sales by Company-operated restaurants	$15,351.7	$14,223.8	1,127.9	8
Revenues from franchised and affiliated restaurants	5,108.5	4,840.9	267.6	6

TOTAL REVENUES	20,460.2	19,064.7	1,395.5	7

Operating costs and expenses
Company-operated restaurant expenses	13,114.1	12,099.8	1,014.3	8
Franchised restaurants–occupancy costs	1,021.9	1,003.2	18.7	2
Selling, general & administrative expenses	2,220.6	1,980.0	240.6	12
Impairment and other charges (credits), net	(28.4)	290.4	(318.8)	n/m
Other operating expense, net	110.4	150.8	(40.4)	(27)
Total operating costs and expenses	16,438.6	15,524.2	914.4	6

OPERATING INCOME	4,021.6	3,540.5	481.1	14

Interest expense	356.1	358.4	(2.3)	(1)
Nonoperating (income), net	(36.1)	(20.3)	15.8	78
Income before provision for income taxes	3,701.6	3,202.4	499.2	16
Provision for income taxes	1,099.4	923.9	175.5	19

NET INCOME	$2,602.2	$2,278.5	323.7	14

NET INCOME PER COMMON SHARE-DILUTED	$2.04	$1.79	0.25	14

Weighted average common shares outstanding-diluted	1,274.2	1,273.7

n/m Not meaningful

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